                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT



                    Pursuant to Section 13 or 15 (d) of the
                        Securities Exchange Act of 1934


                               February 5, 1997
           --------------------------------------------------------
                Date of Report (Date of earliest event reported)


                             Renal Treatment Centers, Inc.
         -------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

          Delaware                    1-14142               23-2518331
----------------------------      --------------         -----------------
(State or other jurisdiction       (Commission           (IRS Employer
 of incorporation)                 File Number)          Identification
                                                         Number)

1180 W. Swedesford Road, Building 2, Suite 300, Berwyn, PA        19312
----------------------------------------------------------------------------
       (Address of principal executive offices)                 (zip code)



Registrant's telephone number, including area code: 610-644-4796
                                                    ------------

ITEM 5.  OTHER EVENTS



On July 23, 1996, Renal Treatment Centers, Inc. (the "Company") consummated its acquisition of two dialysis centers from Panama City Artificial Kidney Center, Inc. and North Florida Artificial Kidney Center, Inc. (collectively the "Group"). Both of the dialysis centers are located in Florida. The acquisition was structured as a merger of the acquired companies with and into a wholly-owned subsidiary of the Company. For accounting purposes, the acquisition of the Group has been treated as a pooling-of-interests. Accordingly, the accompanying consolidated selected financial data, management's discussion and analysis and consolidated financial statements and financial statement schedule as of December 31, 1993, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 have been restated to give retroactive effect to the merger with the Group and include the combined operations of the Company and the Group for all periods presented. The Company previously filed this information as supplemental financial statements, in a Current Report on Form 8-K dated August 23, 1996. Since that time, the Company has filed post-combination results of operations including the Group. Accordingly, the accompanying financial statements are being filed as the historical financial statements of the Company.

                Renal Treatment Centers, Inc. and Subsidiaries
                     Selected Consolidated Financial Data

The selected consolidated financial data presented below as of December 31, 1994 and 1995, and for the years ended December 31, 1993, 1994 and 1995, have been derived from the Company's audited consolidated financial statements and should be read in conjunction with such audited consolidated financial statements and notes thereto, which are included herein. The selected consolidated financial data presented below as of December 31, 1991, 1992 and 1993, and for the years ended December 31, 1991 and 1992 have been derived from the Company's audited consolidated financial statements not included herein.


                                                                    Year Ended December 31,
                                                                    -----------------------
                                                      1991       1992       1993        1994       1995
                                                      ----       ----       ----        ----       ----
(dollars in thousands, except for per share data)
Statement of Income Data:
Net patient revenue                                  $36,651    $54,041   $73,043     $115,457    $164,568
Operating costs and
 expenses:
   Patient care costs                                 15,233     27,854    37,172       57,096      79,451
   General and administrative                         14,574     17,050    22,307       35,743      46,143
   Depreciation and amortization                       2,488      3,123     4,145        7,603      12,066
   Merger expenses                                         0          0         0            0       2,088
Income from operations                                 4,356      6,014     9,419       15,015      24,820
Interest, net                                          1,796      1,433     1,536          648       2,557
Income before income taxes                             2,560      4,581     7,883       14,367      22,263
Provision for income taxes                               542      1,052     2,102        4,316       7,632
Net income                                            $2,018     $3,529    $5,781      $10,051     $14,631

Pro forma net income per common
  and common stock equivalent (1)                                           $0.36

Pro forma weighted average shares used in
  computing net income per common and common
   stock equivalents (1)                                               16,063,639
Primary net income per common and
   common stock equivalent                                                               $0.47       $0.65
Weighted average common and common stock
   equivalents outstanding                                                          21,161,243  22,412,733

   (dollars in thousands)
   Balance Sheet Data:
   Working capital                                    $2,844     $3,960   $13,709      $27,947     $43,380
   Intangible assets, net                              1,043     16,892    28,934       79,238      86,341
   Total assets                                       32,348     37,035    60,007      140,523     174,868
   Total long-term debt, excluding current portion    13,639     12,389    18,070       28,744      42,576
   Total liabilities                                  23,334     25,028    29,349       47,894      64,510
   Cumulative redeemable preferred stock               8,545      9,528         0            0           0
   Total stockholders' equity                           $469     $2,478   $30,658      $92,628    $110,358

   Other Data:
   Ratio of earnings to fixed charges (2)              1.82x      2.16x     4.19x        6.59x       5.74x

(1) Pro forma net income is computed by adjusting net income to reflect the reduction in interest expense (net of tax effect) related to the payment of certain indebtedness with initial public offering proceeds. Pro forma net income per common share is computed based upon the weighted average number of shares of common stock and common stock equivalents and including the number of shares of common stock issued upon the conversion of preferred stock and exercise of common stock warrants, and 3,700,000 shares issued in connection with the Company's initial public offering as if such shares were issued or converted as of January 1, 1993. The proceeds from the issuance of 3,700,000 shares were utilized to redeem Series A preferred stock, pay Series B preferred stock dividends, and to pay down certain indebtedness.

(2) The ratios of earnings to fixed charges were calculated by dividing the sum of income before taxes and fixed charges by fixed charges. Fixed charges consist of interest expense, amortization of deferred debt issuance costs and the portion of rent expense deemed to be representative of an interest factor. Fixed charges for the years ended December 31, 1991 and 1992 also include the amount of pre-tax earnings required to cover preferred stock dividends.

                Renal Treatment Centers, Inc. and Subsidiaries
        Management's Discussion and Analysis of Financial Condition and
                             Results of Operations



General
The Group.
On July 23, 1996, Renal Treatment Centers, Inc. (the "Company") consummated its acquisition of two dialysis centers from Panama City Artificial Kidney Center, Inc. and North Florida Artificial Kidney Center, Inc. (collectively "the Group"). Both of the dialysis centers are located in Florida. The acquisition was structured as a merger of the acquired companies with and into a wholly-owned subsidiary of the Company. For accounting purposes, the acquisition of the Group has been treated as a pooling-of-interests. Accordingly, the accompanying consolidated financial statements, management's discussion and analysis, selected consolidated financial and operating data and consolidated quarterly data included in this discussion and analysis give retroactive effect to the merger with the Group and include the combined operations of the Company and the Group for all periods presented.

The Wichita Companies.
On July 25, 1995, with an effective date of August 1, 1995, the Company completed the merger of Wichita Dialysis Center, P.A., Southeast Kansas Dialysis Center, P.A., Garden City Dialysis Center, P.A. and Wichita Dialysis Center, East, P.A. (collectively "the Wichita Companies") with and into a wholly-owned subsidiary of the Company. The Wichita Companies operated four dialysis facilities in Kansas and owned a 50% interest in another dialysis facility in Kansas. For accounting purposes, the acquisition was treated as a pooling-of-interests. Accordingly, the accompanying consolidated financial statements, selected consolidated financial data and consolidated quarterly data included in this discussion and analysis give retroactive effect to the merger and include the combined operations of the Company and the Wichita Companies for all periods presented.

HCC Merger.
On March 6, 1995, the Company completed a series of merger transactions with Healthcare Corporation and its affiliates (collectively "HCC"). At the time of the mergers, HCC operated 13 dialysis facilities located in four states and the District of Columbia. For accounting purposes, the acquisition was treated as a pooling-of-interests. Accordingly, the accompanying consolidated financial statements, selected consolidated financial data and consolidated quarterly data included in this discussion and analysis give retroactive effect to the merger and include the combined operations of the Company and HCC for all periods presented.

Net Patient Revenue.
Net patient revenue is derived from two sources: (1) in-center dialysis and home dialysis services and supplies and (2) dialysis services provided to hospitalized patients pursuant to agreements with hospitals. The Company's in-center and home dialysis services are primarily paid for under the Medicare End Stage Renal Disease ("ESRD") program in accordance with rates established by the Healthcare Financing Administration ("HCFA"). Additional payments are provided by other third party payors, particularly during the first 18 months of treatment, generally at higher rates than the rates reimbursed by Medicare. Rates paid for services provided to hospitalized patients are negotiated with individual hospitals and are generally higher than the rates reimbursed by Medicare. Because dialysis is an ongoing, life-sustaining therapy used to treat a chronic condition, utilization of the Company's services is generally predictable. For the year ended December 31, 1995, each of the Company's chronic dialysis patients received an average of approximately 156 non-discretionary treatments. Average net revenue per treatment for the Company's in-center and home patients was approximately $204.16 for the year ended December 31, 1995, including ancillary items such as Erythropoietin ("EPO") and other drugs, as compared to $191.02 for the year ended December 31, 1994, an increase of 6.9%. For the year ended December 31, 1995, the Company's average net revenue per treatment for all patients, including patients treated pursuant to acute care agreements with hospitals, was approximately $206.69, as compared to $194.15 for the year ended December 31, 1994, an increase of 6.5%. Unless the patient moves to another dialysis facility, receives a kidney transplant or dies, the revenue generated per patient per year can be estimated with reasonable accuracy.

Medicare and Medicaid Reimbursement.
The Company derived approximately 73.0%, 73.0% and 69.0% of its net patient revenue from the Medicare and Medicaid programs in 1993, 1994 and 1995, respectively. The Company anticipates that it will continue to be substantially dependent upon revenue derived from Medicare. The reimbursement rate for ESRD services and ancillary items such as EPO are subject to change from time to time, and the Company's operations are subject to substantial governmental regulation.

Results of Operations
The following table sets forth, for the periods indicated, selected financial information expressed as a percentage of net patient revenue and the period-to-period percentage changes in such information.


                                                                                      Period-to-Period
                                                    Percentage of                     Percentage Change
                                                 Net Patient Revenue                  -----------------
                                               Year ended December 31,             Year ended December 31,
                                               -----------------------             -----------------------
                                              1993      1994       1995         1994 v 1993       1995 v 1994
------------------------------------------------------------------------------------------------------------------------------------

Net patient revenue                          100.0%    100.0%     100.0%            58.1%             42.5%
Patient care costs                            50.9%     49.5%      48.3%            53.6%             39.2%
General and administrative expense            28.4%     28.3%      25.1%            57.2%             26.9%
Provision for doubtful accounts                2.1%      2.7%       2.9%           101.3%             52.5%
Depreciation and amortization expense          5.7%      6.6%       7.3%            83.4%             58.7%
Merger expenses                                -         -          1.3%             -                 -
Income from operations                        12.9%     13.0%      15.1%            59.4%             65.3%
Interest expense, net                          2.1%       .6%       1.6%           (57.8)%           294.6%
Provision for income taxes                     2.9%      3.7%       4.6%           105.3%             76.8%
Net income                                     7.9%      8.7%       8.9%            73.9%             45.6%

Year ended December 31, 1995 Compared to Year Ended December 31, 1994
Net Patient Revenue.
Net patient revenue for the year ended December 31, 1995 was $164,568,392 as compared to $115,456,744 for the same period in 1994, representing an increase of 42.5%. Of this increase, $6,178,946, or 12.6%, was attributable to the revenue generated from the operations of eight centers and certain acute care agreements acquired in three separate purchase transactions from March through December 1995; and $25,442,934, or 51.8%, was attributable to the revenue generated from the operations of various centers and acute care agreements acquired in six separate purchase transactions from June 1994 through December 1994. Of the approximately $17,490,000 remaining, approximately $13,016,000 was attributable to an increase in same-center treatments and approximately $4,474,000 was attributable to an increase in the average same-center revenue per treatment, which, in turn, was due to an increase in the administration of EPO and other ancillary revenue items and an improvement in the Company's payor mix.

Patient Care Costs.
Patient care costs increased 39.2% to $79,451,490 for the year ended December 31, 1995 from $57,095,740 for the same period in 1994. This increase was primarily attributable to the various centers acquired from June 1994 through October 1995. However, as a percentage of net patient revenue, patient care costs decreased to 48.3% for the year ended December 31, 1995 from 49.5% for the same period in 1994. This decrease was primarily related to the increase in net revenue per treatment while costs remained relatively constant on a per treatment basis.

General and Administrative Expense.
General and administrative expense for the year ended December 31, 1995 increased 26.9% to $41,381,899 from $32,621,992 for the same period in 1994. This increase was due to the acquisitions completed from June 1994 through October 1995. General and administrative expense as a percentage of net patient revenue decreased to 25.1% for the year ended December 31, 1995 as compared to 28.3% for the same period in 1994. This decrease was primarily due to the Company's ability to maintain certain costs by improved utilization of the Company's corporate office to support acquired facilities. In addition, this decrease was attributable to the increase in net revenue per treatment in 1995.

Provision for Doubtful Accounts.
Provision for doubtful accounts increased $1,639,661, or 52.5%, to $4,760,678 for the year ended December 31, 1995 from $3,121,017 for the same period in 1994. This increase was principally a result of the additional net patient revenue generated from acquisitions that occurred in 1995. As a percentage of net patient revenue, the provision for doubtful accounts increased to 2.9% for the year ended December 31, 1995 from 2.7% for the same period in 1994.

Depreciation and Amortization Expense.
Depreciation and amortization expense increased 58.7% to $12,066,461 for the year ended December 31, 1995 from $7,602,959 for the same period in 1994. As a percentage of net patient revenue, depreciation and amortization expense increased to 7.3% for the year ended December 31, 1995 from 6.6% for the same period in 1994. The increases were due to the acquisitions noted from June 1994 through December 1995 and $7.9 million of capital expenditures completed during 1995.

Merger Expenses.
Merger expenses represent expenses incurred in connection with the mergers with
(i) HCC and (ii) the Wichita Companies which were completed on March 6, 1995 and August 1, 1995, respectively, and were accounted for under the pooling-of-interests method of accounting. These expenses included investment banking, legal, accounting and other fees and expenses.

Income from Operations.
Income from operations increased 65.3% to $24,820,322 for the year ended December 31, 1995 from $15,015,036 for the same period in 1994. The increase was due to the increase in net revenues from acquired businesses and same-center growth, which was greater than the increases in patient care costs, general and administrative expense and depreciation and amortization expense related to such acquired businesses.

Interest Expense, Net.
Interest expense (net) increased 294.6% to $2,557,449 for the year ended December 31, 1995 from $648,102 for the same period in 1994. The increase in interest expense (net) was attributable to the additional borrowings for the funding of acquisitions that were completed in 1994 and 1995 that remained outstanding throughout 1995. Interest expense (net) also increased as a result of the reduction in interest income from investments during 1995 as compared to 1994. This decrease in interest income from investments resulted from the decrease in the average value of investments held by the Company during 1995 when compared to 1994, as the Company used its investments to fund certain acquisitions in 1994. Interest expense in 1995 and 1994 is net of $156,150 and $555,515 of interest income, respectively.

Provision for Income Taxes.
Provision for income taxes increased to $7,632,069 for the year ended December 31, 1995 from $4,316,014 for the same period in 1994. For the year ended December 31, 1995, the Company's effective tax rate was 34.3% compared to an effective tax rate of 30.0% in the same period in 1994. The increase in the effective rate represents an overall increase in items not deductible for tax purposes and a decrease in income derived from S corporations in 1995 as compared to 1994. Refer to notes 2, 3, and 7 to the consolidated financial statements included herein.

Net Income.
Net income increased 45.6% to $14,630,804 for the year ended December 31, 1995 from $10,050,920 for the same period in 1994. The increase was due to each of the items discussed above.

Year Ended December 31, 1994 Compared to Year End December 31, 1993
Net Patient Revenue.
Net patient revenue for the year ended December 31, 1994 was $115,456,744 as compared to $73,043,034 for the same period in 1993, representing an increase of 58.1%. Of this increase, approximately $9,275,300, or 21.9%, was attributable to the revenue generated from the operations of eight centers and certain acute care agreements acquired in four separate purchase transactions from July through September, 1994; approximately $8,199,600, or 19.3%, was attributable to the revenue generated from the operations of four centers and certain acute care agreements acquired in June 1994; approximately $4,916,000, or 11.6%, was attributable to the revenue generated from the operations of four centers acquired in January 1994; and approximately $9,465,000, or 22.3%, was attributable to the revenue generated from the operations of various centers and acute care agreements acquired in three separate transactions from October 1993 through December 1993. Of the approximately $10,558,000 remaining,
approximately $6,586,000   was attributable to an increase in same-center
treatments and approximately $1,682,000 was attributable to an increase in the average same-center revenue per treatment which, in turn, was due to an increase in the administration of EPO and other ancillary revenue items. The remaining $2,290,000 related to revenue generated from certain de novo developments and additional acute care and management contracts entered into during 1994.

Patient Care Costs.
Patient care costs increased 53.6% to $57,095,740 for the year ended December 31, 1994 from $37,171,556 for the same period in 1993. This increase was primarily attributable to the various centers acquired from October 1993 through September 1994. However, as a percentage of net patient revenue, patient care costs decreased to 49.5% for the year ended December 31, 1994 from 50.9% for the same period in 1993.

General and Administrative Expense.
General and administrative expense increased 57.2% to $32,621,992 for the year ended December 31, 1994 from $20,756,081 for the same period in 1993. This increase was due to the acquisitions completed from October 1993 through September 1994. General and administrative expense decreased as a percentage of net patient revenue to 28.3% for the year ended December 31, 1994 as compared to 28.4% in 1993.

Provision for Doubtful Accounts.
Provision for doubtful accounts increased 101.3% to $3,121,017 the year ended December 31, 1994 from $1,550,691 for the same period in 1993. This increase was a result of the additional net patient revenue generated from the acquisitions that occurred in 1994.

Depreciation and Amortization Expense.
Depreciation and amortization expense increased 83.4% to $7,602,959 for the year ended December 31, 1994 from $4,145,390 for the same period in 1993. As a percentage of net patient revenue, depreciation and amortization expense increased to 6.6% for the year ended December 31, 1994 from 5.7% for the same period in 1993. The increases were due to the acquisitions noted from October 1993 through September 1994.

Income from Operations.
Income from operations increased 59.4% to $15,015,036 for the year ended December 31, 1994 from $9,419,316 for the same period in 1993. The increase was due to the increase in net revenues from acquired businesses and same-center growth, which was greater than the increases in patient care costs, general and administrative expense and depreciation and amortization expense related to such acquired businesses.

Interest Expense, Net
Interest expense (net) decreased 57.8% to $648,102 for the year ended December 31, 1994 from $1,536,176 for the same period in 1993. The decrease in interest expense (net) was due to the Company's repayment of amounts outstanding under its acquisition revolving credit agreement after its completion of a stock offering in March 1994, from a reduced average amount outstanding under the term loan agreement, from a lower average interest rate when compared to 1993 and from interest income earned on funds invested as a result of the March 1994 stock offering. Interest expense in 1994 is net of approximately $555,515 of interest income from funds invested as a result of the March 1994 stock offering.

Provision for Income Taxes.
Provision for income taxes increased to $4,316,014 for the years ended December 31, 1994 from $2,102,198 for the same period in 1993. For the year ended December 31, 1994, the Company's effective tax rate was 30.0% compared to an effective tax rate of 26.7% in the same period in 1993. The increase in the effective rate represents an overall increase in items not deductible for tax purposes and a decrease in income derived from S corporation companies in 1994. Refer to Notes 2, 3 and 7 to the consolidated financial statements included herein.

Net Income.
Net income increased 73.9% to $10,050,920 for the year ended December 31, 1994 from $5,780,942 for the same period in 1993. The increase was due to each of the items discussed above.

Quarterly Results
The following table presents selected unaudited quarterly operating results for the Company for the eight quarters in the years ended December 31, 1994 and 1995. The Company believes that the following information includes all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation. Although the Company's revenues are not seasonal in nature, quarterly revenues and profitability may be affected by other factors, including quarterly variations in treatments performed, due to varying operating days by quarter.


                                                                             1994                               1995
------------------------------------------------------------------------------------------------------------------------------------

                                                                Q1       Q2       Q3       Q4       Q1       Q2       Q3       Q4
------------------------------------------------------------------------------------------------------------------------------------
                                                                        (dollars in thousands, except for per share data)

Net patient revenue                                           $22,138  $24,842  $32,315  $36,162  $37,749  $40,067  $41,996  $44,756
Operating costs
  and expenses                                                 18,032   20,317   25,537   28,953   31,290   30,865   32,090   33,436
Depreciation and
  amortization expense                                          1,427    1,639    2,394    2,142    2,733    2,909    3,033    3,392
Income from operations                                          2,679    2,885    4,383    5,068    3,726    6,293    6,874    7,927
Net income                                                      1,802    2,186    2,948    3,115    2,503    3,874    3,546    4,708
Net income available to
  common stockholders                                           1,802    2,186    2,948    3,115    2,578    3,946    3,614    4,776
Primary:
  Weighted average common
  and common stock
  equivalents outstanding                                      18,934   21,865   21,802   21,861   22,014   22,105   22,865   22,836
Net income per share                                          $  0.10  $  0.10  $  0.14  $  0.14  $  0.11  $  0.18  $  0.16  $  0.21
Fully diluted:
  Weighted average common
  and common stock
  equivalents outstanding                                      18,934   21,860   21,828   21,919   22,809   22,805   23,361   23,438
Net income per share                                          $  0.10  $  0.10  $  0.14  $  0.14  $  0.11  $  0.17  $  0.15  $  0.20


Liquidity and Capital Resources
The Company requires capital for the acquisition of dialysis centers, for the expansion of operations of its existing dialysis centers including the replacement of equipment and addition of leasehold improvements, for the integration of new centers into its system of existing dialysis services and for meeting working capital requirements. Expenditures for acquisitions were approximately $16.9 million, $50.3 million and $11.6 million for the years ended December 31, 1993, 1994 and 1995, respectively. Capital expenditures were approximately $1,110,000, $5,198,000 and $7,899,000 for the years ended December 31, 1993, 1994 and 1995, respectively. The increase in capital expenditures during 1995 resulted from the expansion of various existing dialysis centers to support internal growth as well as the normal replacement of equipment. Cash from operations before investing and financing activities was approximately $2.8 million, $4.3 million and $12.6 million for the years ended December 31, 1993, 1994 and 1995, respectively. The principal sources of the Company's liquidity have been public sales of equity securities, bank lines of credit and operating cash flow.

Capital expenditures of approximately $14.0 million, primarily for equipment replacement and expansion of existing dialysis facilities, are planned in 1996. The Company expects that such capital expenditures will be funded with cash provided by operating activities and available lines of credit. The Company believes that capital resources available to it will be sufficient to meet the needs of its business, both on a short-and long-term basis.

At December 31, 1995, the Company's loan and revolving credit agreement with a consortium of banks (the "Credit Agreement") provided for a total facility of approximately $75 million, of which $68.125 million was a revolving credit/term facility available to fund acquisitions and general working capital requirements of which $13.975 million and $33.675 million were outstanding at December 31, 1994 and 1995, respectively, and the remainder was a term loan payable in quarterly installments of which $6.875 million and $3.75 million were outstanding as of December 31, 1994 and 1995, respectively. The revolving credit/term facility converts into a term loan in September 1997 that is payable in 16 equal quarterly installments commencing December 1997 through September 2001. Borrowings under the Credit Agreement bore interest, at the Company's option, at either (1) the Agent bank's base rate, adjusted by the applicable margin, determined by the Company's ratio of senior debt to annualized cash flow, 8.5% at December 31, 1995, or (2) a one, two, three, or six-month period LIBOR rate, adjusted by the applicable margin for LIBOR-based loans. The weighted average interest rate of all loans outstanding at December 31, 1994 and 1995 was 7.36% and 7.32%, respectively. The loans were collateralized by the pledge of all stock of the Company's subsidiaries, a lien on all of the Company's assets and the assignment of various acquisition, acute care, physician director and other agreements. Refer to Note 6 to consolidated financial statements.

The Company has historically expended the majority of its capital resources to implement its growth strategy and the Company intends to pursue a strategy of growth through the acquisition and development of dialysis facilities. Management estimates that the development of a new center, depending on its size, requires approximately $500,000 to $1,000,000 in construction costs and to purchase certain furniture and equipment (leasing certain of the assets can decrease costs) and approximately $75,000 to $150,000 in working capital. Acquisition of a dialysis center with an existing patient base typically requires more capital investment, but each investment varies based on relative size and other factors. No assurance can be given that the Company will be successful in implementing its growth strategy or that adequate sources of capital will be available on terms acceptable to the Company to pursue its growth strategy in the future.

Impact of Inflation
A substantial portion of the Company's revenue is subject to reimbursement rates which are regulated by the federal government and do not automatically adjust for inflation. These reimbursement rates are adjusted periodically based on certain factors, including legislation, executive and congressional budget reduction and control processes, inflation and costs incurred in rendering the services, but in the past have had little relationship to the actual cost of doing business.

The Company can increase the amounts it bills only for those services provided by its dialysis business that are not subject to the Medicare composite rate. Increased operating costs that are subject to inflation, such as labor and supply costs, without a compensating increase in reimbursement rates, may adversely affect the Company's earnings in the future.

New Accounting Pronouncements
The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed of" ("SFAS 121"). SFAS 121 will be effective for the year ending December 31, 1996 and establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS 121 requires that such assets and intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management does not expect the adoption of SFAS 121 to have a significant impact on the Company's results of operations, financial condition or liquidity.

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation ("SFAS 123"). SFAS 123 encourages, but does not require, an alternative method of accounting for employee stock compensation plans from the method currently prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). The new accounting standard will have no impact on the Company's net income or financial position, as the Company intends to continue to utilize the accounting guidance set forth in APB No. 25.

ITEM 7. (A)  FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE:


                 Renal Treatment Centers, Inc. and Subsidiaries
                   Index to Consolidated Financial Statements
                        and Financial Statement Schedule

                                                                                                           Page
                                                                                                           ----
Report of Independent Accountants                                                                          F-1
Reports of Other Independent Accountants...........................................................        F-2 - F-3
Financial Statements:
     Consolidated Balance Sheets at December 31, 1994 and 1995.....................................        F-4
     Consolidated Statements of Income for the years ended
        December 31, 1993, 1994 and 1995...........................................................        F-5
     Consolidated Statements of Stockholders' Equity for the
        years ended December 31, 1993, 1994 and 1995...............................................        F-6
     Consolidated Statements of Cash Flows for the years ended
        December 31, 1993, 1994 and 1995...........................................................        F-7
     Notes to Consolidated Financial Statements....................................................    F-8  - F-17
     Condensed Consolidated Balance Sheet at December 31, 1995
        and June 30, 1996 (Unaudited)..............................................................        F-18
     Condensed Consolidated Statements of Income for the three months ended June 30, 1995 and 1996 and six months ended June 30,
        1995 and 1996 (Unaudited)                                                                          F-19
     Condensed Consolidated Statements of Cash Flows for the six months
        ended June 30, 1995 and 1996 (Unaudited)...................................................        F-20
     Notes to Condensed Consolidated Financial Statements..........................................        F-21

Financial Statement Schedule:

II.  Valuation and Qualifying Accounts,
     for the years ended December 31, 1995,
     1994 and 1993. ...............................................................................        F-22

REPORT OF INDEPENDENT ACCOUNTANTS


To the Stockholders and Board of Directors
Renal Treatment Centers, Inc.
Berwyn, Pennsylvania

We have audited the accompanying consolidated balance sheets of Renal Treatment Centers, Inc. and Subsidiaries (the "Company") as of December 31, 1994 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. Our audits also included the financial statement schedule listed in the index on page 10 of this Form 8-K. The financial statements and financial statement schedule give retroactive effect to the merger of the Company and Panama City Artificial Kidney Center, Inc. and North Florida Artificial Kidney Center, Inc. on July 23, 1996, which has been accounted for as a pooling-of-interests, as described in Note 2 to the consolidated financial statements. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits. We did not audit the financial statements of Wichita Dialysis Group and Healthcare Corporation and Affiliates (collectively the "Companies") as of December 31, 1993 and 1994 and for the years then ended. Such Companies were acquired by the Company in business combinations which have both been accounted for using the pooling-of-interests method of accounting, as described in Note 3 to the financial statements. The financial statements of the Companies reflect 7 percent of total consolidated assets as of December 31, 1994, and 30 percent and 21 percent of total consolidated net patient revenue for the years ended December 31, 1993 and 1994, respectively. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for Wichita Dialysis Group and Healthcare Corporation and Affiliates, is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1994 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles. In addition, in our opinion, the consolidated financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.


/s/Coopers & Lybrand L.L.P.
----------------------------
Coopers & Lybrand L.L.P.


600 Lee Road
Wayne, Pennsylvania
March 20,1996, except for the combination described in Note 2, for which the date is August 19, 1996

INDEPENDENT AUDITORS' REPORT



BOARD OF DIRECTORS AND STOCKHOLDER
Healthcare Corporation and Affiliates
Nashville, Tennessee

We have audited the accompanying combined balance sheets of Healthcare Corporation and Affiliates (the "Company") as of December 31, 1993 and 1994, and the related combined statements of income, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1994. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1993 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.



/s/Deloitte & Touche LLP
--------------------------------
Deloitte & Touche LLP

Nashville, Tennessee
March 31, 1995

                        Independent Accountants' Report
                        -------------------------------



The Shareholders
Wichita Dialysis Group
Wichita, Kansas


     We have audited the accompanying combined balance sheets of WICHITA DIALYSIS GROUP as of December 31, 1993 and 1994, and the related combined statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of WICHITA DIALYSIS GROUP as of December 31, 1993 and 1994 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.



/s/Baird, Kurtz & Dobson
------------------------------
Baird, Kurtz & Dobson


July 14, 1995, except for Note 9 as to which the date is July 24, 1995 Wichita, Kansas

                 Renal Treatment Centers, Inc. and Subsidiaries
                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1994 and 1995


                                                        1994         1995
--------------------------------------------------------------------------------
Assets
Current assets:
   Cash                                            $  2,782,781   $  8,231,421
   Investments                                        2,661,944              0
   Accounts receivable, net of allowance for
      doubtful accounts of $2,306,556 in 1994
      and $3,503,744 in 1995                         37,072,319     51,996,618
   Inventories                                        2,581,992      2,869,019
   Deferred taxes                                       569,153        819,835
   Prepaid expenses and other current assets          1,430,081      1,396,893
--------------------------------------------------------------------------------
      Total current assets                           47,098,270     65,313,786
--------------------------------------------------------------------------------
Property and equipment (net of accumulated
 depreciation of $6,910,646 in 1994
 and $10,746,557 in 1995)                            13,660,938     21,442,421
Intangibles (net of accumulated amortization
 of $14,171,384 in 1994 and
 $22,263,385 in 1995)                                79,238,387     86,341,433
Deferred taxes, non-current                             493,793      1,749,754
Other assets                                             31,227         20,842
--------------------------------------------------------------------------------
      Total assets                                 $140,522,615   $174,868,236
================================================================================

Liabilities and Stockholders' Equity
Current liabilities:
   Current portion of long-term debt               $  4,781,230   $  4,766,262
   Accounts payable                                   6,687,797      4,495,087
   Accrued compensation                               2,645,175      2,790,121
   Accrued expenses                                   4,362,716      6,576,600
   Accrued income taxes                                 471,692      2,218,692
   Accrued interest                                     202,103      1,087,415
--------------------------------------------------------------------------------
      Total current liabilities                      19,150,713     21,934,177
--------------------------------------------------------------------------------
Long-term debt, net                                  28,743,609     42,576,100
Stockholders' equity:
   Preferred stock, $.01 par value, 5,000,000
    shares authorized: none issued
   Common stock, $.01 par value, 45,000,000
    shares authorized:  issued and
    outstanding 21,449,029 and 22,209,689
    shares in 1994 and 1995, respectively               214,490        222,097
Additional paid-in capital                           78,319,626     83,257,068
Retained earnings                                    14,141,396     27,272,870
--------------------------------------------------------------------------------
                                                     92,675,512    110,752,035
     Less treasury stock, 4,342 shares in 1994
      and 37,202 shares in 1995, at cost                (47,219)      (394,076)
--------------------------------------------------------------------------------
     Total stockholders' equity                      92,628,293    110,357,959
--------------------------------------------------------------------------------
     Total liabilities and stockholders' equity    $140,522,615   $174,868,236
================================================================================


          See accompanying notes to consolidated financial statements.

                 Renal Treatment Centers, Inc. and Subsidiaries
                       CONSOLIDATED STATEMENTS OF INCOME
              for the years ended December 31, 1993, 1994 and 1995


                                             1993          1994         1995
--------------------------------------------------------------------------------
Net patient revenue                      $73,043,034  $115,456,744  $164,568,392
Patient care costs                        37,171,556    57,095,740    79,451,490
--------------------------------------------------------------------------------

Operating profit                          35,871,478    58,361,004    85,116,902
General and administrative                20,756,081    32,621,992    41,381,899
Provision for doubtful accounts            1,550,691     3,121,017     4,760,678
Depreciation and amortization              4,145,390     7,602,959    12,066,461
Merger expenses                                    -             -     2,087,542
--------------------------------------------------------------------------------
Income from operations                     9,419,316    15,015,036    24,820,322

Interest expense, net of interest income
      of $12,892, $555,515 and
      $156,150 in 1993
      1994 and 1995, respectively          1,536,176       648,102     2,557,449
--------------------------------------------------------------------------------
Income before income taxes                 7,883,140    14,366,934    22,262,873

Provision for income taxes                 2,102,198     4,316,014     7,632,069
--------------------------------------------------------------------------------
Net income                               $ 5,780,942  $ 10,050,920  $ 14,630,804
================================================================================

Pro forma per share data (unaudited):
     Pro forma net income per common
     and common stock equivalent               $0.36

     Pro forma weighted average shares
      used in computing net income per
      common and common stock
      equivalents                         16,063,639

Primary per share data:
     Net income per common and common
     stock equivalent                                        $0.47         $0.65

     Weighted average common and
      common stock equivalents                          21,161,243    22,412,733


          See accompanying notes to consolidated financial statements.

                Renal Treatment Centers, Inc. and Subsidiaries
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
             for the years ended December 31, 1993, 1994 and 1995



                                                                    COMMON STOCK         Additional
                                                                    ------------          Paid-in       Retained
                                                                 Shares      Amount       Capital       Earnings
------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992                                      5,470,519   $ 54,705   $   466,081    $ 2,167,284
    Mandatory redeemable
      Series B and mandatory redeemable
      Series A preferred stock dividends
      for the year ended December 31, 1993                                                               (335,939)
   Issuance of common stock in Initial
      Public Offering                                           5,251,500     52,515    24,703,996
   Exercise of common stock warrants
      and subsequent retirement of shares
      delivered as payment of exercise price
      of common stock warrants                                    556,750      5,568        (2,783)        (2,784)
   Conversion of mandatory redeemable
      Series B preferred stock and warrants
      to common stock                                           4,849,284     48,493       (24,247)
   Dividend distribution                                                                               (2,045,927)
   Net income                                                                                           5,780,942
------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                                     16,128,053    161,281    25,143,047      5,563,576
   Issuance of common stock in
      Stock Offering                                            4,789,000     47,890    51,053,601
   Exercise of common stock options                               356,760      3,568       312,230
   Issuance of common stock in
      connection with purchase of businesses                      175,216      1,752     1,810,748
   Acquisition of treasury stock
   Dividend distribution                                                                               (1,473,100)
   Net income                                                                                          10,050,920
------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                                     21,449,029    214,491    78,319,626     14,141,396
   Exercise of common stock options                               458,016      4,580     1,297,692
   Issuance of common stock in connection
      with purchase of businesses                                 302,644      3,026     3,639,750
   Acquisition of treasury stock
   Dividend distribution                                                                               (1,499,331)
   Net income                                                                                          14,630,805
------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                                   22,209,689   $222,097   $83,257,068    $27,272,870


                                                                            TREASURY STOCK
                                                                            --------------
                                                                  Shares       Amount       Total
-----------------------------------------------------------------------------------------------------
Balance, December 31, 1992                                      -            -          $  2,688,070
    Mandatory redeemable
      Series B and mandatory redeemable
      Series A preferred stock dividends
      for the year ended December 31, 1993                                                  (335,939)
   Issuance of common stock in Initial
      Public Offering                                                                     24,756,511
   Exercise of common stock warrants
      and subsequent retirement of shares
      delivered as payment of exercise price
      of common stock warrants                                                                -
   Conversion of mandatory redeemable
      Series B preferred stock and warrants
      to common stock                                                                         24,246
   Dividend distribution                                                                  (2,045,927)
   Net income                                                                              5,780,942
-----------------------------------------------------------------------------------------------------
Balance, December 31, 1993                                    -              -            30,867,904
   Issuance of common stock in
      Stock Offering                                                                      51,101,491
   Exercise of common stock options                                                          315,798
   Issuance of common stock in
      connection with purchase of businesses                                               1,812,500
   Acquisition of treasury stock                             (4,342)  $    (47,219)          (47,219)
   Dividend distribution                                                                  (1,473,100)
   Net income                                                                             10,050,920
-----------------------------------------------------------------------------------------------------
Balance, December 31, 1994                                   (4,342)       (47,219)       92,628,294
   Exercise of common stock options                                                        1,302,272
   Issuance of common stock in connection
      with purchase of businesses                                                          3,642,776
   Acquisition of treasury stock                            (32,860)      (346,857)         (346,857)
   Dividend distribution                                                                  (1,499,331)
   Net income                                                                             14,630,805
-----------------------------------------------------------------------------------------------------
Balance at December 31, 1995                                (37,202)  $   (394,076)     $110,357,959
=====================================================================================================

          See accompanying notes to consolidated financial statements.

                Renal Treatment Centers, Inc. and Subsidiaries
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             for the years ended December 31, 1993, 1994 and 1995


                                                                     1993               1994                   1995

------------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                                   $ 5,780,942         $ 10,050,920          $ 14,630,804
   Adjustments to reconcile net income to
     net cash provided by operating activities:
       Depreciation and amortization                              4,195,523            7,701,587            12,131,465
       Deferred income taxes                                       (565,695)            (497,251)           (1,506,643)
       Provision for doubtful accounts                            1,550,691            3,121,017             4,760,678
       Loss (gain) on sale of equipment                              19,435               (2,974)                    -
       Equity in (earnings) losses from affiliate                    43,162              (96,312)             (266,592)
       Changes in operating assets and liabilities,
       net of effects of companies acquired:
       Accounts receivable                                       (8,910,472)         (19,065,267)          (19,444,635)
       Inventories                                                 (382,316)            (260,546)             (117,157)
       Prepaid expenses and other current assets                    (32,030)            (506,876)               99,673
       Accounts payable and accrued expenses                        940,771            4,365,037               585,345
       Accrued income taxes                                         175,333             (475,071)            1,747,000
------------------------------------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                    2,815,344            4,334,264            12,619,938
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Capital expenditures                                          (1,110,478)          (5,198,350)           (7,899,143)
   Purchase of businesses, net of cash acquired                 (16,883,773)         (50,323,267)          (11,646,992)
   Purchase of investments                                       (6,315,000)         (38,500,000)                    -
   Sale of investments                                            3,564,360           38,588,696             2,661,944
   Other                                                           (291,082)          (1,214,875)           (1,904,962)
------------------------------------------------------------------------------------------------------------------------------------
     Net cash used in investing activities                      (21,035,973)         (56,647,796)          (18,789,153)
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Proceeds from long-term debt borrowings                       17,931,004           18,045,175            19,621,000
   Repayments of debt                                           (13,378,542)         (14,032,771)           (7,355,102)
   Redemption of preferred stock                                 (9,114,020)                   -                     -
   Payment of Series A and Series B mandatory
      redeemable preferred stock dividends                         (476,249)                   -                     -
   Proceeds from issuance of common stock                        24,506,760           51,612,289             1,302,272
   Payment of S Corporation dividend                                       -                    -           (1,277,000)
   Payment of dividend distribution                              (2,045,927)          (1,473,295)             (222,331)
   Increase in financing fees                                      (163,732)            (282,609)                    -
   Payments on capital lease obligations                           (162,718)             (13,846)             (450,984)
   Other                                                              6,521              581,195                     -
------------------------------------------------------------------------------------------------------------------------------------
     Net cash provided by financing activities                   17,103,097           54,436,138            11,617,855
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents             (1,117,532)           2,122,606             5,448,640
Cash and cash equivalents at beginning of period                  1,777,707              660,175             2,782,781
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                      $   660,175         $  2,782,781          $  8,231,421
====================================================================================================================================

         See accompanying notes to consolidated financial statements.

                 Renal Treatment Centers, Inc. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1.    Description of Business
Renal Treatment Centers, Inc. (the "Company") was incorporated in Delaware on August 11, 1988 for the purpose of providing dialysis treatments for End Stage Renal Disease ("ESRD") patients in an outpatient environment or in the patient's home. Additionally, the Company has acquired or entered into inpatient dialysis service agreements with hospitals to provide dialysis treatments on an inpatient basis.

For the years ended December 31, 1993, 1994 and 1995, approximately 73%, 73% and 69%, respectively, of the Company's net patient revenue was received from Medicare and Medicaid and other state administered programs. Accordingly, the Company's operations and cash flows are dependent upon the rate and manner of payment for patient services from third party payors and, in particular, federal and state administered programs.

2.    Summary of Significant Accounting Policies
Basis of Presentation:
The consolidated financial statements of the Company have been prepared to give retroactive effect to the acquisition of Panama City Artificial Kidney Center, Inc. and North Florida Artificial Kidney Center, Inc. (collectively "The Group") on July 23, 1996, which has been accounted for using the pooling-of-interests method of accounting.

Certain amounts included in the accompanying consolidated financial statements and related footnotes reflect the use of estimates based on assumptions made by management. Actual amounts could differ from these estimates.

Certain amounts in the 1994 financial statements have been reclassified to conform to the current year presentation.

Principles of Consolidation:
The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Patient Revenue and Allowances:
Patient revenue is recorded at established rates on the accrual basis in the period during which the service is provided. Appropriate allowances to give recognition to third-party arrangements are also recorded on the accrual basis. Payments to the Company under Medicare and Medicaid and other state administered programs are based upon a predetermined specific fee per treatment.

The Company does not believe there are any significant credit risks associated with receivables from Medicare and Medicaid and other state administered programs. The allowance for doubtful accounts consists of management's estimate of amounts that may prove uncollectible from secondary insurers or patients.

Patient Care Costs:
Patient care costs include medical supplies, including Erythropoietin ("EPO") supplies, and direct patient salaries and benefits.

Inventories:
Inventories are stated at the lower of cost (determined using the first-in, first-out method) or market and consist of dialysis supplies.

Property and Equipment and Depreciation and Amortization:
Property and equipment are stated at cost or respective fair market value at the time of acquisition. Equipment under capital lease is stated at the lower of the fair market value or net present value of the minimum lease payments at inception of the lease. Depreciation and amortization are provided by the straight-line method over the estimated useful lives of the related assets or lease terms for leasehold improvements and equipment under capital lease. The estimated useful life is five to seven years for furniture, fixtures and equipment, 39 years for the buildings, and five to ten years for leasehold improvements. Costs of maintenance and repairs are charged to expense as incurred. Sales and retirements of depreciable assets are recorded by removing the related cost and accumulated depreciation from the accounts. Gains and losses on sales and retirements of assets are reflected in results of operations.

Intangibles:
Goodwill:
Goodwill arising from acquisitions is being amortized on a straight-line basis principally over 25 years.

Patient Lists:
Patient lists, arising from the purchase of renal dialysis facilities, are stated at cost. Amortization is provided by the straight-line method over eight years.

Non-compete Agreements:
Non-compete agreements, arising from acquisitions, are being amortized on a straight-line basis over periods from three to 11 years.

Other Intangibles:
Other intangibles consist of inpatient dialysis service agreements, deferred financing costs and organization costs and are stated at cost. Amortization is provided on a straight-line basis over five to 11 years.

Management evaluates the recoverability of intangible assets using certain financial indicators, such as historical and future ability to generate income from operations. The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed of" ("SFAS 121"). SFAS 121 will be effective for the year ending December 31, 1996 and establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS 121 requires that such assets and intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management does not expect the adoption of SFAS 121 to have a significant impact on the Company's results of operations, financial condition or liquidity.

Income Taxes:
The Company and its subsidiaries file a consolidated federal tax return and separate company state tax returns. Income taxes are provided under the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109). Under the liability method, deferred income taxes are recognized for the tax consequences of differences between amounts reported for financial reporting and income tax purposes by applying enacted statutory tax rates applicable to future years to such differences. Deferred taxes result from temporary differences in the market value of assets acquired in business combinations accounted for as purchases and their tax bases. Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

Federal (and state, where applicable) income taxes for the Group prior to their acquisition by the Company were payable personally by the stockholders of the Group pursuant to S corporation elections under the Internal Revenue Code.

Prepaid Expenses and Other Current Assets:
Prepaid expenses consist of prepaid insurance, rent, real estate taxes and other current assets.

Accrued Expenses:
Accrued expenses consist principally of uninvoiced inventory and other miscellaneous accruals.

Estimated Medical Professional Liability Claims:
The Company is insured for medical professional liability claims through a commercial insurance policy. It is the Company's policy that provision for estimated premium adjustments to medical professional liability costs be made for asserted and unasserted claims and based upon the Company's experience. Provision for such professional liability claims includes estimates of the ultimate costs of such claims. To date, the Company's experience with such claims has not been significant. Accordingly, no such provision has been made.

Cash Equivalents:
For the purpose of reporting cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The cash of the Company is principally held by one financial institution.

Investments:
Investments were comprised of investments in municipal bonds and a fixed income mutual fund which primarily invests in short-term bank deposits and U.S. government and government agency securities. Investment income is recognized when earned and realized gains and losses are recognized on a trade date basis, computed based on original cost. The fair market value of these investments approximates cost. All investments were held by one financial institution.

Historical Net Income Per Common and Common Stock Equivalent:
Net income per common and common stock equivalent on a historical basis, both primary and fully diluted, are as follows:

                                                 1993         1994         1995
-----------------------------------------------------------------------------------
Primary:                                            $0.49        $0.47        $0.65
    Net income per common and common stock
     equivalent
    Weighted average common and common         11,072,783   21,161,243   22,412,733
     stock equivalents outstanding
Fully diluted:                                      $0.39        $0.47        $0.64
    Net income per common and common stock
     equivalent
    Weighted average common and common
     stock equivalents outstanding             13,921,957   21,215,273   23,401,085



Primary earnings per share for 1993 are computed by dividing net income, reduced by preferred dividends, by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Primary earnings per share for 1994 and 1995 are computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the period.

Fully diluted earnings per share for 1993 assumes the conversion of Series B preferred stock and the exercise and conversion of Series B preferred stock warrants into common stock as of January 1, 1993. Fully diluted earnings per share for 1994 are computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Fully diluted earnings per share for 1995 are computed by dividing net income, increased by the tax effected interest on an earn-out note, by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Fully diluted earnings per share also reflect additional dilution related to stock options due to the use of the market price at the end of the period, when higher than the average price for the period.

3.    Business Acquisitions:
Merger with the Group:
On July 23, 1996, the Company acquired the Group. The facilities acquired are located in Florida and serviced a total of approximately 200 patients as of the acquisition date. The transaction was accounted for under the pooling-of-interests method of accounting. In the transaction, the Company issued 482,377 shares of its common stock in exchange for all the outstanding stock of the Group. The acquisition was structured as a merger of the Group into a subsidiary of the Company.

Merger with The Wichita Companies:
On July 25, 1995, with an effective date of August 1, 1995, the Company acquired Wichita Dialysis Center, P.A., Southeast Kansas Dialysis Center, P.E., Garden City Dialysis Center, P.A. and Wichita Dialysis Center, East, P.A. (the "Wichita Companies"). All of the facilities acquired are located in Kansas and serviced approximately 355 patients as of the acquisition date. The transaction was accounted for under the pooling-of-interests method of accounting. In the transaction, the Company issued 1,558,920 shares of its common stock in exchange for all the outstanding stock of the Wichita Companies. The acquisition was structured as a merger of the Wichita Companies into a subsidiary of the Company.

Merger with HCC:
On March 6, 1995, the Company completed its acquisition of Healthcare Corporation and its affiliates (collectively, "HCC"). The facilities acquired from HCC are located in Missouri, Illinois, North Carolina, Florida and Washington, D.C. and serviced approximately 720 patients as of the acquisition date. The transaction was accounted for under the pooling-of-interests method of accounting. In the transaction, the Company issued 2,292,222 shares of its common stock in exchange for all the outstanding stock of HCC. The acquisition was structured as a merger of HCC into several subsidiaries of the Company.

The consolidated financial statements give retroactive effect to the mergers with the Group, the Wichita Companies and HCC and include the combined operations of the Company, the Group, the Wichita Companies, and HCC for all periods presented. The following is a summary of the separate and combined results of operations for periods prior to the mergers (dollars in thousands):


                                                          Renal Treatment
                                                            Centers, Inc.            Acquired
                                                          (Prior to Mergers)         Companies        Combined
                                                          ------------------         ---------        --------

For the year ended December 31, 1995*

1995*
  Net patient revenue                                                $150,467         $14,101         $164,568
  Income from operations                                               23,319           1,501           24,820
  Net income                                                           13,238           1,392           14,630

*Includes HCC for the two months ended February 28, 1995, the Wichita Companies for the seven months ended July 31, 1995 and the Group for the year ended December 31, 1995.

1994
  Net patient revenue                                                $ 86,520         $28,937         $115,457
  Income from operations                                               12,343           2,672           15,015
  Net income                                                            7,558           2,493           10,051
1993
  Net patient revenue                                                $ 46,956         $26,087         $ 73,043
  Income from operations                                                7,050           2,369            9,419
  Net income                                                            3,738           2,043            5,781


The acquisitions described below have been accounted for under the purchase method. The results of these acquisitions have been included in the results of operations from the applicable acquisition dates. The purchase price of the acquisitions has been principally allocated to fixed assets, patient lists, non-compete agreements and goodwill. The excess of the purchase price over the fair value of net assets was approximately $49,347,454 and is being amortized on a straight-line basis over 25 years.

1993  Acquisitions:
During 1993, the Company acquired nine dialysis centers, one dialysis service agreement and certain acute care contracts in Pennsylvania, New Jersey, Delaware and California for approximately $16,794,000 in cash and the assumption of certain liabilities of approximately $231,000. The acquisitions included substantially all of the non-current assets and the assumption of certain liabilities and capital leases of the centers.

1994 and 1995 Acquisitions:
During 1994, the Company acquired seventeen dialysis centers, including several acute care contracts, in Oklahoma, Colorado, Wyoming, New Jersey, Virginia, Pennsylvania and Texas for approximately $50,300,000 in cash, 175,216 shares of unregistered common stock, valued at approximately $1,812,500 at the respective dates of acquisition, and the assumption of approximately $1,200,000 of liabilities. The acquisitions included substantially all of the non-current assets, certain current assets and the assumption of various liabilities and capital lease obligations of the centers. Additionally, certain purchase agreements included provisions whereby additional purchase price may be required if the centers attain certain financial results during a specified period. Refer to note 6 to consolidated financial statements for discussion of a note issued in connection with an acquisition.

During 1995, the Company acquired nine dialysis centers, including several acute care contracts, in Indiana, Ohio, Texas, Florida and Nebraska for approximately $11,600,000 in cash, 302,644 shares of unregistered common stock, valued at approximately $3,639,750 at the respective dates of acquisition, and the assumption of approximately $118,000 of liabilities. The acquisitions included substantially all of the non-current assets, certain current assets and the assumption of certain liabilities and capital leases of the centers.

The following unaudited pro forma information combines the consolidated results of operations of the Company and the companies acquired in the acquisitions that were accounted for under the purchase method during 1994 and 1995 as if they had occurred on January 1, 1994:

                                                  (Unaudited)
                                               1994          1995
--------------------------------------------------------------------------------
  Net patient revenue                      $122,431,000  $167,761,000
  Income from operations                     15,683,000    25,239,000
  Net income                                 10,686,000    15,038,000
  Net income per share                            $0.50         $0.67

The pro forma results do not necessarily represent results which would have occurred if these acquisitions had taken place at the beginning of each period, nor are they indicative of the results of future combined operations.

4.    Property and Equipment:
A summary of property and equipment and related accumulated depreciation as of December 31, 1994 and 1995 is as follows:

                                               1994          1995
--------------------------------------------------------------------------------
Furniture, fixtures and equipment          $14,662,983   $20,775,057
Leasehold improvements                       4,102,011     7,427,458
Capital leases                               1,013,752     3,161,693
Building                                       692,772       724,704
Land                                           100,066       100,066
--------------------------------------------------------------------------------
                                            20,571,584    32,188,978
Less accumulated depreciation                6,910,646    10,746,557
--------------------------------------------------------------------------------
                                           $13,660,938   $21,442,421
================================================================================

Capital leases primarily consist of dialysis equipment. Depreciation expense was $1,395,230, $2,152,110 and $3,846,294 for the years ended December 31, 1993,
1994 and 1995, respectively.

5.    Intangible Assets:
Intangible assets consists of goodwill and other identifiable intangibles. A summary of intangible assets and related accumulated amortization as of December 31, 1994 and 1995 is as follows:

--------------------------------------------------------------------------------

                                               1994          1995
Goodwill                                   $49,734,578   $59,605,978
Patient lists                               30,714,917    33,572,193
Non-compete agreements                       8,825,483    10,048,195
Other intangibles                            4,134,793     5,111,860
--------------------------------------------------------------------------------
                                            93,409,771   108,338,226
Less accumulated amortization               14,171,384    22,263,385
--------------------------------------------------------------------------------
                                           $79,238,387   $86,074,841
================================================================================

Intangible assets principally arose from acquisitions. Amortization expense was $2,750,160, $5,450,849 and $8,220,167 for the years ended December 31, 1993,
1994 and 1995, respectively.

6.   Long-Term Debt:


Long-term debt as of December 31, 1994 and 1995 consists of:                                       1994           1995
------------------------------------------------------------------------------------------------------------------------------------

Term loan payable in  quarterly installments of $625,000
  through June 1997                                                                             $ 6,875,000    $ 3,750,000
Revolving credit/term facility payable in 16 equal quarterly
  installments from December 1997 through September 2001                                         13,975,000     33,675,000
Note, 6 1/2% payable to The Dialysis Centers Limited
  Liability Company in four annual installments of
  variable amounts commencing on June 1, 1995                                                     7,500,000      6,627,690
Bank term loan payable in quarterly installments of $25,000                                         325,000              -
Bank revolving line of credit payable in 20 equal installments
  commencing in May 1995                                                                          2,899,685              -
Term loans payable in monthly installments of $15,912                                             1,338,270      1,041,576
Other                                                                                               157,500              -
Capital lease obligations                                                                           562,712      2,185,233
Unamortized debt discount                                                                          (108,326)       (43,322)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                 33,524,841     47,236,177
Less current portion                                                                             (4,781,232)    (4,660,077)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                $28,743,609    $42,576,100
====================================================================================================================================


On April 21, 1994, the Company amended its term loan and revolving credit agreement (the "Credit Agreement") to add a LIBOR interest rate option, change the note rate, extend the revolving loan conversion date and make certain other modifications.

On November 3, 1994, the Company amended and restated its Credit Agreement and increased the amount the Company can borrow under the Credit Agreement to $75,000,000. The Company must pay an annual commitment fee on the average daily unutilized commitment in the amount of .25% - .35%, determined by the Company's ratio of senior debt to annualized cash flow (the "Applicable Margin"). Borrowings under the Credit Agreement are subject to interest at the Company's option, at either (1) the Agent bank's base rate, adjusted by the Applicable Margin, payable quarterly, or (2) one, two, three, or six-month period LIBOR rate, adjusted by the Applicable Margin, payable at contract termination. The weighted average interest rate was 7.36% and 7.32% at December 31, 1994 and 1995, respectively.

The Credit Agreement also provides for the issuance of letters of credit up to $5,000,000 provided that the aggregate of all outstanding letters of credit plus the outstanding aggregate principal amount of all revolving credit/term loans does not exceed the lesser of the total revolving credit/term commitment or the patient borrowing base, as defined in the Credit Agreement, at such time. As of December 31, 1994 and 1995, there were $1,062,500 face amount and no letters of credit outstanding, respectively.

The loans are collateralized by all stock of the Company's subsidiaries, a lien on all of the Company's assets and the assignment of certain agreements. The Credit Agreement limits additional indebtedness, acquisitions, investments and dividends and requires the Company to comply with certain other covenants and maintain certain financial ratios. The dividend distributions presented in the Consolidated Statement of Stockholders' Equity (Deficit) in 1993, 1994 and 1995 were paid to the former stockholders of HCC, the Wichita Companies and the Group and were not subject to the Credit Agreement limitation on dividend payments.

In June 1994, pursuant to a business acquisition, the Company entered into an agreement to pay the Seller $7,500,000 in annual installments commencing June 1995 through June 1998. Interest on the unpaid principal amount of the note accrues at an annual rate of 6.50%, payable in arrears each June 1 from 1995 through 1998. The note allows the Seller to convert the note into that number of shares of common stock of the Company which shall be equal to the quotient of the outstanding unpaid principal amount of the note divided by the average daily closing sale price of the stock during December, 1994 ($20.685 per share, convertible into 362,582 shares of common stock at December 31, 1994). The fair value of the Company's 6.50% Note was approximately $5,966,400 at December 31, 1995. The carrying amount of all other long-term debt approximates its fair value.

The bank term loan and bank revolving line of credit are the result of an agreement entered into by the Company with a bank (the "HCC Agreement"). The HCC Agreement provided for a $500,000 term loan, a $2,900,000 revolving line of credit available for working capital and a $2,100,000 converting line of credit available to the Company for future expansion. Subsequent to the consummation of the merger with HCC as described in Notes 2 and 3 to the consolidated financial statements, the Company refinanced through the Credit Agreement all of the indebtedness related to the HCC Agreement.

The term loans are the result of four separate agreements (the "Group Agreements") entered into by the Company with two banks. The Group Agreements provided for a total of $1,350,000 in term loans and a $350,000 revolving line of credit. Subsequent to the consummation of the merger with the Group as described in Notes 2 and 3 to the consolidated financial statements, the Company paid off all of the indebtedness related to the Group Agreements.

Maturities of long-term debt outstanding, excluding capital leases, as of December 31, 1995 for each of the next five years, is as follows:



                              Year
                              ------------------------------
                              1996              $4,093,262
                              1997               5,686,874
                              1998              11,497,361
                              1999               9,083,957
                              2000               8,418,750

7.   Income Taxes:
The provision for income taxes for the years ending December 31, 1993, 1994 and 1995 consists of the following:

                                           1993         1994          1995
----------------------------------------------------------------------------------------------------------------------

Current:
    Federal                             $2,294,388   $4,327,339    $ 8,330,951
    State and local                        373,505      485,926        807,761
----------------------------------------------------------------------------------------------------------------------
                                         2,667,893    4,813,265      9,138,712
----------------------------------------------------------------------------------------------------------------------
Deferred:
    Federal                               (486,498)    (447,584)    (1,372,961)
    State and local                        (79,197)     (49,667)      (133,682)
----------------------------------------------------------------------------------------------------------------------
                                          (565,695)    (497,251)    (1,506,643)
----------------------------------------------------------------------------------------------------------------------
                                        $2,102,198   $4,316,014    $ 7,632,069
======================================================================================================================

The tax effects of temporary differences which comprise the net deferred tax asset are as follows:

                                                             December 31,
                                                             ------------
                                                         1994           1995
Deferred tax debits:
   Allowance for doubtful accounts                     $535,341       $780,978
   Intangibles, principally patient lists               609,674      2,926,430
   Property and equipment                               189,959        178,417
   Other                                                 33,811         38,857
----------------------------------------------------------------------------------------------------------------------
                                                      1,368,785      3,924,682
----------------------------------------------------------------------------------------------------------------------


Deferred tax credits:
   Goodwill                                            (305,839)    (1,355,093)
----------------------------------------------------------------------------------------------------------------------
                                                       (305,839)    (1,355,093)
----------------------------------------------------------------------------------------------------------------------
Net deferred tax asset                               $1,062,946    $ 2,569,589
======================================================================================================================

The following is a reconciliation of the statutory federal income tax rates to the effective rates as a percentage of income before provision for income taxes as reported in the financial statements for the years ended December 31, 1993, 1994 and 1995:

----------------------------------------------------------------------------------------------------------------------


                                              1993         1994         1995
U.S. federal income tax rate                 34.0%        34.2%        35.0%
State income taxes, net of federal
  income tax benefit                          2.2%         2.4%         2.4%
Non-tax effected items,
  principally intangibles                     1.2%         0.8%         1.8%
Federal and state income tax
  benefit from S corporation status of HCC,
  the Wichita Companies and the Group        (9.3%)       (6.4%)       (3.5%)
Other                                        (1.4%)       (1.0%)       (1.4%)
----------------------------------------------------------------------------------------------------------------------
Effective income tax rate                    26.7%        30.0%        34.3%
======================================================================================================================

8.   Benefit and Compensation Plans:

The Company has a defined contribution savings plan covering substantially all employees. The Company's contributions under the plan were approximately $209,064, $388,497, and $462,004 for the years ended 1993, 1994 and 1995, respectively.

In September 1990, the Company established a stock plan, pursuant to which incentive stock options and non-qualified stock options may be issued to employees and others through the year 2000. Incentive stock options may be granted at an exercise price not less than the fair market value of the Company's common stock. Non-qualified stock options may be granted at an exercise price not less than the lower of the book value of the Company's common stock or 50% of the fair market value per share of common stock. Accordingly, compensation expense for the difference between the fair market value and the exercise price for non-qualified stock options issued is recorded over the vesting period of such options.

In 1993 and 1995, the stock plan was amended to increase the number of shares available for grant to 1,837,000 and 2,437,000 shares, respectively. In addition, the Company established an option plan for outside directors pursuant to which non-qualified stock options to purchase up to 60,000 shares may be issued to non-employee directors of the Company. These options may be granted at an exercise price not less than the fair market value of the Company's common stock.

On February 3, 1994, the Company granted 170,000 incentive stock options to certain officers and employees of the Company. These options were granted at an exercise price not less than fair market value of the Company's common stock on the date of grant. These options vest over the next one to three years.

On May 17, 1995, the Company granted 416,000 incentive stock options to certain officers and employees of the Company. These options were granted at an exercise price not less than fair market value of the Company's common stock on the date of the grant. These options vest over the next one to four years. Certain options totalling 305,000 vest upon the earlier of attainment of predetermined earnings per share targets or nine to ten years.

Approximately $80,000, $50,000, and $50,000 was recorded as compensation expense during 1993, 1994, and 1995, respectively, in connection with incentive and non-qualified options to officers of the Company, which have been amortized over the remaining vesting period. Certain options outstanding at December 31, 1995, which are issued to certain officers of the Company, become fully vested upon certain sales of assets, mergers and consolidations involving the Company, as set forth in the respective stock option agreements. The remaining options outstanding at December 31, 1995, which are issued to certain officers and employees of the Company, become fully vested upon certain sales of assets, mergers and consolidations involving the Company, at the option of the Stock Plan Committee.

The following is a summary of option transactions and exercise prices:

                                     Number of         Price Per
                                      Shares             Share
-------------------------------------------------------------------------
Outstanding at December 31, 1993    1,490,032        $0.005 - $9.625
Granted                               188,000                 $11.25
Exercised                            (356,762)       $ 0.005 - $5.25
Cancelled                             (20,000)                $11.25
Outstanding at December 31, 1994    1,301,270        $0.055 - $11.25
-------------------------------------------------------------------------
Granted                               416,000                 $11.50
Exercised                            (458,016)       $0.005 - $11.25
Outstanding at December 31, 1995    1,259,254        $ 5.25 - $11.50
-------------------------------------------------------------------------
Exercisable at December 31, 1995      338,824
=========================================================================

9.      Capital Stock:

On January 30, 1996, the Board of Directors of the Company declared a dividend on the Company's common stock of one share of common stock for each share outstanding, thereby effecting a 2-for-1 stock split. The dividend shares were issued on March 14, 1996 to stockholders of record as of February 29, 1996. Additionally, on February 29, 1996, the Company amended its capital structure to increase the Company's authorized capital to 45,000,000 shares of $0.01 par value common stock and 5,000,000 shares of $.01 par value Series Preferred Stock. All references in the financial statements to outstanding and authorized common shares, average number of shares outstanding and related prices, per share amounts and stock plan data have been restated to reflect the split effected by the stock dividend.

10.     Leasing Arrangements:

The Company leases certain of its operating facilities, corporate office and furniture and equipment under non-cancelable leases for terms ranging from four to ten years with certain renewal options. Certain of these facilities are leased by the Company from medical directors.

Future minimum lease payments are as follows:

                                                   Third-party  Operating Leases
                                    Capital         Operating      with Medical
                                    Leases           Leases         Directors
-------------------------------------------------------------------------------
1996                               $  868,765       $ 4,230,897     $1,015,613
1997                                  609,862         3,433,229      1,015,613
1998                                  608,653         2,890,264        766,303
1999                                  421,666         2,591,912        722,874
2000 and thereafter                       -           8,100,724      3,117,466
-------------------------------------------------------------------------------
Total minimum lease payments       $2,508,946       $21,247,026     $6,637,869
Less amount representing interest     323,714      ============================
---------------------------------------------
Present value of net minimum
payments under
capital leases                      2,185,232
Less current portion                  566,815
---------------------------------------------
                                   $1,618,417
=============================================

Rent expense paid to third parties under operating leases was $2,216,260,
$3,270,066 and $4,921,026 for the years ended    December 31, 1993, 1994 and
1995, respectively. Rent expense paid to medical directors under facility operating leases was $545,608, $832,454 and $1,030,208 for the years ended December 31, 1993, 1994 and 1995 respectively.

11.     Mandatory Redeemable Preferred Stock:

On July 29, 1993, the Company redeemed all the Series A preferred stock outstanding at a redemption price of $1,000 per share. In addition, on July 29, 1993, the holders of 257 shares of Series B preferred stock converted their shares into 4,545,932 shares of Common stock. The Company paid in full all accrued and unpaid dividends of $476,249 on the Series A and B preferred stock on the redemption and conversion date.

Dividends on preferred stock were set aside from funds legally available for payment quarterly on the last day of each November, February, May and August which commenced November 30, 1989. Dividends on preferred stock were payable at an annual dividend rate per share of 6% for the period October 1, 1992 through September 30, 1995.

On July 29, 1993, the holders of Series B preferred stock warrants also exercised their rights to purchase 17.1466 shares of the Company's Series B preferred stock, exercisable at $1,000 per share. Each share was then converted into 17,689.72 shares of common stock.

12.     Commitments and Contingencies:

The Company has entered into long-term compensation agreements with the physician directors of each dialysis facility. The agreements range from one to ten years with certain agreements containing one to ten year options to renew. The agreements provide for a total annual base compensation as follows:


                                                        Physician Director
Year                                                     Base Compensation
-----------------------------------------------------------------------------
1995                                                       $ 6,270,287
1996                                                         5,462,190
1997                                                         5,204,504
1998                                                         4,066,557
1999 and thereafter                                         12,958,132
-----------------------------------------------------------------------------
Total minimum payments                                     $33,961,670
=============================================================================

Certain of these agreements provide for incentive compensation based on pre-tax operating profit.

The Company has employment agreements with four officers. These agreements provide for total annual compensation of $756,000 and provide that in the event any payment or benefit received by any of them in connection with a change of control is deemed an "excess parachute payment" under the Internal Revenue Code, the Company shall pay the officer a cash bonus equal to any additional tax liability imposed upon him as a result.

The Company is a party to certain legal actions arising in the ordinary course of business. The Company believes it has adequate legal defenses and/or insurance coverage for these actions and that the ultimate outcome of these actions will not have a material adverse impact on the Company's results of operations, financial condition or liquidity.


13.    Supplemental Cash Flow Information:
Supplemental disclosure of cash flow information for the years ended December 31, 1993, 1994 and 1995 is as follows:



                                                                   1993                  1994                    1995
------------------------------------------------------------------------------------------------------------------------------
Cash paid for:
  Interest                                                      $1,473,220            $1,090,192              $2,177,255
==============================================================================================================================
  Income taxes                                                  $2,012,701            $4,857,551              $5,680,430
==============================================================================================================================
Non-cash investing and financing activities:
  Capital lease obligations entered into                        $  326,863            $  542,032              $2,081,699
==============================================================================================================================
 Conversion of Series B preferred stock and Series B
   warrants to common stock                                     $  274,147            $      -                $     -
==============================================================================================================================
 Issuance of common stock in connection with purchases
   of businesses                                                $       -             $1,812,500              $3,639,750
==============================================================================================================================
 Earnout note issued in connection with purchase of
   business                                                     $       -             $7,364,100              $      -
==============================================================================================================================
 Acquisition of treasury in connection with
   payroll taxes resulting from exercise of stock
   options.                                                     $       -             $   47,219              $  346,857
 =============================================================================================================================

                Renal Treatment Centers, Inc. and Subsidiaries
                     CONDENSED CONSOLIDATED BALANCE SHEET



                                                                                                         (Unaudited)
                                                                                   December 31,            June 30,
                                                                                       1995                  1996
Assets
----------------------------------------------------------------------------------------------------------------------
Current assets:
  Cash                                                                              $8,231,421                $621,444
  Investments                                                                                -              45,963,081
  Accounts receivable, less allowance for doubtful accounts of
     $3,503,744 in 1995 and $5,743,830 in 1996                                      51,996,618              63,386,631
  Inventories                                                                        2,869,019               3,838,980
  Deferred taxes                                                                       819,835               1,412,519
  Prepaid expenses and other current assets                                          1,396,893               1,219,708
----------------------------------------------------------------------------------------------------------------------
     Total current assets                                                           65,313,786             116,442,363
----------------------------------------------------------------------------------------------------------------------
Property and equipment, net of accumulated depreciation of
     $10,746,557 in 1995 and $16,249,094 in 1996                                    21,442,421              31,733,870
Intangibles, net of accumulated amortization of $22,263,385
     in 1995 and $26,925,574 in 1996                                                86,341,433             121,718,883
Deferred taxes, non-current                                                          1,749,754               1,749,754
Other assets                                                                            20,842                  15,649
----------------------------------------------------------------------------------------------------------------------
     Total assets                                                                 $174,868,236            $271,660,519
======================================================================================================================

Liabilities and Stockholders' Equity
Current liabilities:
  Current portion of long-term debt                                                 $4,766,262              $3,336,451
  Accounts payable                                                                   4,495,087               6,305,145
  Accrued compensation                                                               2,790,121               2,694,379
  Accrued expenses                                                                   6,576,600               3,170,103
  Accrued income taxes                                                               2,218,692                 320,024
  Accrued interest                                                                   1,087,415                 399,015
----------------------------------------------------------------------------------------------------------------------
     Total current liabilities                                                      21,934,177              16,225,117
----------------------------------------------------------------------------------------------------------------------
Long-term debt, net                                                                 42,576,100             131,592,265
Stockholders' equity:                                                                        -                       -
  Preferred stock, $.01 par value, 5,000,000 shares authorized; none issued
  Common stock, $.01 par value, 45,000,000 shares authorized; issued and outstanding 22,209,689 and 24,255,969 shares in 1995 and 1996,
      respectively                                                                     222,097                 242,559
  Additional paid-in capital                                                        83,257,068              85,480,900
  Retained earnings                                                                 27,272,870              38,513,754
----------------------------------------------------------------------------------------------------------------------
                                                                                   110,752,035             124,237,213
 Less treasury stock, 37,202 shares in 1995 and 1996                                  (394,076)               (394,076)
----------------------------------------------------------------------------------------------------------------------
 Total stockholders' equity                                                        110,357,959             123,843,137
----------------------------------------------------------------------------------------------------------------------
 Total liabilities and stockholders' equity                                       $174,868,236            $271,660,519
======================================================================================================================

     See accompanying notes to condensed consolidated financial statements

                Renal Treatment Centers, Inc. and Subsidiaries
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (Unaudited)



                                            Three Months Ended June 30,                 Six Months Ended June 30,
                                                  1996         1995                        1996         1995
-----------------------------------------------------------------------------------------------------------------

Net patient revenue                          $55,583,123     $40,066,785              $106,132,950    $77,816,039
Patient care costs                            26,997,151      19,645,417                51,482,378     38,216,941
-----------------------------------------------------------------------------------------------------------------
Operating profit                              28,585,972      20,421,368                54,650,572     39,599,098
General and administrative expense            13,479,366      10,069,871                26,632,717     20,330,847
Provision for doubtful accounts                1,737,321         986,919                 3,308,507      2,020,088
Depreciation and amortization                  4,072,917       2,908,536                 7,645,118      5,641,524
Merger expenses                                        -               -                 1,708,247      1,587,542
-----------------------------------------------------------------------------------------------------------------
Income from operations                         9,296,368       6,456,042                15,355,983     10,019,097

Interest expense, net                            856,313         651,621                 1,553,433      1,310,325
-----------------------------------------------------------------------------------------------------------------
Income before income taxes                     8,440,055       5,804,421                13,802,550      8,708,772

Provision for income taxes                     3,009,329       1,767,248                 4,999,536      2,332,211
-----------------------------------------------------------------------------------------------------------------
Net income                                   $ 5,430,726     $ 4,037,173              $  8,803,014    $ 6,376,561
=================================================================================================================

Net income per common and common                   $0.22           $0.18                     $0.36          $0.29
stock equivalent                                   =====           =====                     =====          =====

Weighted average number of common
and common stock equivalents
outstanding                                   25,828,734      22,105,059                25,284,349     22,057,653
                                              ==========      ==========                ==========     ==========

     See accompanying notes to condensed consolidated financial statements

                Renal Treatment Centers, Inc. and Subsidiaries
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS for the six months ended June 30, 1995 and 1996
                                  (Unaudited)



                                                                                      June 30,                 June 30,
                                                                                        1996                     1995
---------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
     Net income                                                                    $  8,803,014             $ 6,376,561
     Adjustments to reconcile net income to
       net cash provided by operating activities:
          Depreciation and amortization                                               7,666,084               5,668,009
          Provision for doubtful accounts                                             3,308,507               2,020,088
          Changes in operating assets and liabilities,
          net of effects of companies acquired:
          Accounts receivable                                                       (11,355,559)             (8,263,686)
          Inventories                                                                  (673,916)                474,846
          Prepaid expenses and other current assets                                     239,556                 176,555
          Accounts payable and accrued expenses                                      (5,722,617)               (439,306)
          Accrued income taxes                                                       (1,898,668)               (298,908)
---------------------------------------------------------------------------------------------------------------------------
     Net cash (used in) provided by operating activities                                366,401               5,714,159
---------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
     Capital expenditures                                                            (6,188,493)             (3,553,324)
     Purchase of businesses, net of cash acquired                                   (37,030,623)             (5,144,291)
     Sale of investments                                                              9,347,962               2,661,944
     Purchase of investments                                                        (55,311,043)                      -
     Other                                                                             (979,804)             (1,356,734)
---------------------------------------------------------------------------------------------------------------------------
     Net cash used in investing activities                                          (90,162,001)             (7,392,405)
---------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
     Issuance of 5 5/8% convertible subordinated notes                              125,000,000                       -
     Proceeds from long-term debt borrowings                                         30,500,000               9,000,000
     Repayments of debt                                                             (70,420,804)             (6,369,894)
     Net borrowings under line of credit                                                (50,000)                (19,001)
     Proceeds from issuance of common stock                                           2,137,012                 623,329
     Payment of dividends                                                              (658,500)             (1,082,331)
     Debt issuance costs                                                             (3,750,000)                      -
     Payments on capital lease obligations                                           (1,535,784)               (313,312)
     Cash portion of consideration received for common stock                            963,699                       -
---------------------------------------------------------------------------------------------------------------------------
     Net cash provided by financing activities                                       82,185,623               1,838,791
---------------------------------------------------------------------------------------------------------------------------
 Net increase (decrease) in cash and cash equivalents                                (7,609,977)                160,545
 Cash and cash equivalents at beginning of period                                     8,231,421               2,782,781
---------------------------------------------------------------------------------------------------------------------------
 Cash and cash equivalents at end of period                                        $    621,444             $ 2,943,326
===========================================================================================================================

          See accompanying notes to consolidated financial statements

                Renal Treatment Centers, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements
(Unaudited)

1.  BASIS OF PRESENTATION:

The accompanying unaudited condensed consolidated financial statements have been
prepared by the Company in accordance with   generally accepted accounting
principles for interim financial information and pursuant to the rules and
regulations of the Securities   and Exchange Commission.  Accordingly, they do
not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of
management, all adjustments (consisting only of normal   recurring accruals)
considered necessary for a fair presentation have been included.  Operating
results for the six months ended June   30, 1996 are not necessarily indicative
of the results that may be expected for the year ending December 31, 1996.  The
interim   consolidated financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included herein.

The condensed consolidated financial statements of Renal Treatment Centers, Inc.
("the Company") have been prepared to give   retroactive effect to the
acquisition of Panama City Artificial Kidney Center, Inc. and North Florida
Artificial Kidney Center, Inc.   (collectively "the Group") on July 23, 1996
which has been accounted for using the pooling-of-interests method of accounting.

2.  COMMITMENTS AND CONTINGENCIES:

The Company is a party to certain legal actions arising in the ordinary course
of business.  The Company believes it has adequate   legal defenses and/or
insurance coverage for these actions and that the ultimate outcome of these actions will not have a material adverse impact on the Company's results of operations, financial condition or liquidity.

3.  SIGNIFICANT EVENTS:

On February 20, 1996, the Company acquired Intercontinental Medical Services,
Inc. ("IMS"), which operated four dialysis facilities   in Hawaii.  The
transaction was accounted for as a pooling of interests. Accordingly, the Company's financial statements include the results of IMS as of January 1, 1996. In total, 1,047,464 shares of the Company's common stock were exchanged for all outstanding shares of IMS.

On February 29, 1996, the Company acquired Midwest Dialysis Units and its
affiliates (collectively "MDU"), which operated 11   dialysis facilities in
Oklahoma. The transaction was accounted for as a pooling of interests. Accordingly, the Company's financial statements include the results of MDU as of January 1, 1996. In total 767,168 shares of the Company's common stock were exchanged for all outstanding shares of MDU.

Prior year financial statements have not been restated to reflect these transactions because the impact on the Company's financial statements of such transactions is not material.

On May 29, 1996, with an effective date of May 31, 1996, the Company acquired substantially all of the assets of Kidney Center of Delaware County, Ltd. ("KCDC") and Kidney Center of Chester County, Ltd. ("KCCC"). These two outpatient dialysis centers, located in the Philadelphia, Pennsylvania area, provide care to approximately 400 patients and perform acute treatments at nine area hospitals.

On June 5, 1996 the Company amended its Credit Agreement with a consortium of banks to increase the amount available under the line of credit from $68,125,000 to $100,000,000 and to make certain other changes to the terms of the Credit Agreement, including amendments to certain covenants, the amortization schedule, the interest rates and the events of default.

On June 12, 1996 the Company issued $125,000,000 of 5 5/8% Convertible Subordinated Notes due 2006. The Company is using the proceeds of the offering for the repayment of indebtedness, acquisitions, development of additional dialysis centers, capital expenditures and general corporate purposes.

                Renal Treatment Centers, Inc. and Subsidiaries

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS
for the years ended December 31, 1995, 1994 and 1993

                             Balance at    Additions
                             Beginning    Charged to                 Balance at
        Description           of Year        Costs      Deductions   End of Year
                                         and Expenses
--------------------------------------------------------------------------------
Year ended December 31,
 1995:                                                          (1)

 Allowance for doubtful
  receivables                $2,306,556     $4,760,678  $3,563,490    $3,503,744

----------------------------------------------------------------------------------
Year ended December 31,
 1994:                                                          (1)

 Allowance for doubtful      $1,123,211     $3,121,017  $1,937,672    $2,306,556
  receivables

----------------------------------------------------------------------------------
Year ended December 31,
 1993:                                                          (1)

 Allowance for doubtful
  receivables                $  803,204     $1,550,691  $1,230,684    $1,123,211

----------------------------------------------------------------------------------

(1) Amounts represent writeoffs of uncollectible receivables, net of recoveries.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

(c)  Exhibits                 Description
     --------                 -----------
     11.1                     Computation of Primary and Fully Diluted Earnings Per Share
     23.1                     Consent of Coopers & Lybrand L.L.P.
     23.2                     Consent of Deloitte & Touche LLP
     23.3                     Consent of Baird, Kurtz & Dobson
     27                       Financial Data Schedule

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      RENAL TREATMENT CENTERS, INC.


Date:  February 4, 1997               By:  /s/Frederick C. Jansen
      ----------------------------         -----------------------------------
                                           Frederick C. Jansen
                                           Executive Vice President and
                                           Chief Financial Officer



Date:  February 4, 1997               By:  /s/Ronald H. Rodgers, Jr.
      ----------------------------         -----------------------------------
                                           Ronald H. Rodgers, Jr.
                                           Vice President - Finance
                                           (Principal Accounting Officer)

                                 Exhibit Index


Exhibits    Description                                                  Pages
--------    -----------                                                  -----

11.1        Computation of Primary and Fully Diluted Earnings Per Share     14-15
23.1        Consent of Coopers & Lybrand L.L.P.                             16
23.2        Consent of Deloitte & Touche LLP                                17
23.3        Consent of Baird, Kurtz & Dobson                                18
27          Financial Data Schedule                                         19